                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             SCHEDULE 13D AMENDMENT

                    Under the Securities Exchange Act of 1934


                             CONE MILLS CORPORATION
                             ----------------------
                                (Name of Issuer)


                          Common Stock, $.10 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   206814 10 5
                                   -----------
                                 (CUSIP Number)


                            Albert A. Woodward, Esq.
                                Maun & Simon, PLC
                        2000 Midwest Plaza Building West
                                801 Nicollet Mall
                          Minneapolis, Minnesota 55402
                                 (612) 904-7400
                                 --------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                February 9, 1999
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                     (Cover page continued on next 17 pages)

                                  SCHEDULE 13D

                              CUSIP NO. 206814 10 5

-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities      MARC H. KOZBERG
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................  50,000

     (8) Shared voting power.............................. 220,000

     (9) Sole dispositive power...........................  50,000

     (10) Shared dispositive power........................ 220,000
-------------------------------------------------------------------------------
(11)  Aggregate amount beneficially owned by each
reporting person.                                          270,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 1.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... IN
-------------------------------------------------------------------------------

                                   Page 2 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities      BRUCE E. HENDRY
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................1,060,700

     (8) Shared voting power.............................. -0-

     (9) Sole dispositive power........................... 1,060,700

     (10) Shared dispositive power........................ -0-
-------------------------------------------------------------------------------
(11)  Aggregate amount beneficially owned by each
reporting person.                                          1,060,700
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 4.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... IN
-------------------------------------------------------------------------------

                                   Page 3 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities       DR. DEMETRE NICOLOFF
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                               (a)     X
                                                           --------------------
                                                            (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                      PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................  USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................  103,000

     (8) Shared voting power..............................  220,000

     (9) Sole dispositive power...........................  103,000

     (10) Shared dispositive power........................  220,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                           323,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...  1.3%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........  IN
-------------------------------------------------------------------------------

                                   Page 4 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities only) G. JAMES SPINNER
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                                      (a)     X
                                                           --------------------
                                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................         USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................          50,000

     (8) Shared voting power..............................         220,000

     (9) Sole dispositive power...........................          50,000

     (10) Shared dispositive power........................         220,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                            270,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...         1.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........         IN
-------------------------------------------------------------------------------

                                   Page 5 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities      ROBERT H. PAYMAR
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................ 100,000

     (8) Shared voting power.............................. 220,000

     (9) Sole dispositive power........................... 100,000

     (10) Shared dispositive power........................ 220,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                          320,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 1.3%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... IN
-------------------------------------------------------------------------------

                                   Page 6 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities       STANLEY I. BARENBAUM
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                               (a)     X
                                                           --------------------
                                                            (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                      PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................  USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................  -0-

     (8) Shared voting power..............................  220,000

     (9) Sole dispositive power...........................  -0-

     (10) Shared dispositive power........................  220,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                           220,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...  0.9%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........  IN
-------------------------------------------------------------------------------

                                   Page 7 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................ SUMMIT CAPITAL
I.R.S. Identification Nos. of above persons (entities only)APPRECIATION FUND LP
                                                           41-1822728
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                                 (a)     X
                                                           --------------------
                                                              (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                        WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................    Minnesota
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................    220,000

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    220,000

     (10) Shared dispositive power........................    -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                       220,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    0.9%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........    PN
-------------------------------------------------------------------------------

                                   Page 8 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities      SCA MANAGEMENT
only)..................................................... PARTNERS, L.L.P.
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     HC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. Minnesota
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................ -0-

     (8) Shared voting power.............................. 220,000

     (9) Sole dispositive power........................... -0-

     (10) Shared dispositive power........................ 220,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                          220,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 0.9%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... PN
-------------------------------------------------------------------------------

                                   Page 9 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................ ARBITRADE LLC
I.R.S. Identification Nos. of above persons (entities      36-3997384
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. Illinois
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................ 279,100

     (8) Shared voting power.............................. -0-

     (9) Sole dispositive power........................... 279,100

     (10) Shared dispositive power........................ -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each
reporting person.                                          279,100
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 1.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... PN
-------------------------------------------------------------------------------

                                   Page 10 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................ARBITRADE HOLDINGS LLC
I.R.S. Identification Nos. of above persons (entities     41-1890776
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                         (a)     X
                                                           --------------------
                                                           (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                     HC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization.................. Illinois
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................ 370,600

     (8) Shared voting power.............................. -0-

     (9) Sole dispositive power........................... 370,600

     (10) Shared dispositive power........................ -0-
-------------------------------------------------------------------------------
(11) Aggregate  amount beneficially owned by each
reporting person.                                          370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)... 1.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions).......... PN
-------------------------------------------------------------------------------

                                   Page 11 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................ DEEPHAVEN OPPORTUNITY
I.R.S. Identification Nos. of above persons (entities only) TRADING FUND LP
                                                                   (NONE)
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                                      (a)     X
                                                           --------------------
                                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................       BRITISH VIRGIN
                                                                   ISLANDS
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................         91,500

     (8) Shared voting power..............................         -0-

     (9) Sole dispositive power...........................         91,500

     (10) Shared dispositive power........................         -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                            91,500
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...         0.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........         PN
-------------------------------------------------------------------------------

                                   Page 12 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................ DEEPHAVEN INVESTMENT
I.R.S. Identification Nos. of above persons (entities only) ADVISORS LLC
                                                             41-1903933
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                                   (a)     X
                                                           --------------------
                                                                (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                          HC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................      Delaware
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................      91,500

     (8) Shared voting power..............................      -0-

     (9) Sole dispositive power...........................      91,500

     (10) Shared dispositive power........................      -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                         91,500
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...      0.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........      PN
-------------------------------------------------------------------------------

                                   Page 13 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities       IRVIN KESSLER
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                               (a)     X
                                                           --------------------
                                                            (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                      PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................  USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................  -0-

     (8) Shared voting power..............................  370,600

     (9) Sole dispositive power...........................  -0-

     (10) Shared dispositive power........................  370,600
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                     370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...  1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........  IN
-------------------------------------------------------------------------------

                                   Page 14 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities only)      EFRAIM GUILDON
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                                    (a)     X
                                                           --------------------
                                                                 (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                           PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................       USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

     (7) Sole voting power................................       -0-

     (8) Shared voting power..............................       370,600

     (9) Sole dispositive power...........................       -0-

     (10) Shared dispositive power........................       370,600
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                          370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...       1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........       IN
-------------------------------------------------------------------------------

                                   Page 15 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities only)     PETER HAJAS
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group  (see
instructions)                                                   (a)     X
                                                           --------------------
                                                                (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                          PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................      USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................      -0-

     (8) Shared voting power..............................      370,600

     (9) Sole dispositive power...........................      -0-

     (10) Shared dispositive power........................      370,600
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                         370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...      1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........      IN
-------------------------------------------------------------------------------

                                   Page 16 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities     MARK LYONS
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group
(see instructions)                                        (a)     X
                                                           --------------------
                                                          (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                    PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................-0-

     (8) Shared voting power..............................370,600

     (9) Sole dispositive power...........................-0-

     (10) Shared dispositive power........................370,600
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                   370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........IN
-------------------------------------------------------------------------------

                                   Page 17 of 34


                                  SCHEDULE 13D
                              CUSIP NO. 206814 10 5
-------------------------------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities       MERRILL FERGUSON
only).....................................................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see
instructions)                                               (a)     X
                                                           --------------------
                                                            (b)
-------------------------------------------------------------------------------
(3) SEC use only..........................................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)                      PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization..................  USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:

     (7) Sole voting power................................  -0-

     (8) Shared voting power..............................  370,600

     (9) Sole dispositive power...........................  -0-

     (10) Shared dispositive power........................  370,600
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially owned by each reporting
person.                                                     370,600
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...  1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see instructions)..........  IN
-------------------------------------------------------------------------------

                                   Page 18 of 34

ITEM 1.  SECURITY AND ISSUER

         This statement relates to the voting Common Stock, par value $.01 of Cone Mills Corporation (the "Issuer"), a North Carolina corporation, having its principal place of business at 3101 North Elm Street, Greensboro, North Carolina 27415-6540.

ITEM 2.  IDENTITY AND BACKGROUND

         This statement is filed jointly by the individuals and entity identified below (collectively the "Holders"). There have been no changes in the background, occupations, or addresses of the Holders listed as numbers 1 through 16 below since the filing of the Schedule 13D, to which this filing is an amendment. The Holders listed at numbers 17 through 25 are new members of the group, and required information is provided below.

1.       Marc H. Kozberg
2.       Bruce E. Hendry
3.       James A. Potter
4.       Susan N. Potter
5.       Dr. Demetre Nicoloff
6.       G. James Spinner
7.       Robert H. Paymar
8.       Stanley I. Barenbaum
9.       Summit Capital Appreciation Fund LP
10.      SCA Management Partners, L.L.P.
11.      The Temple Company, L.L.P.
12.      Charmel Limited Partnership
13.      Charmel Enterprises, Inc.
14.      Richard Fitzgerald
15.      Charles Barry
16.      Melanie Barry

17.      Arbitrade LLC
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Arbitrade LLC is an Illinois limited liability company. Its sole member is Arbitrade Holdings LLC.

18.      Arbitrade Holdings LLC
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Arbitrade Holdings LLC is a Delaware limited liability company. Its members are Irvin Kessler (33%), Efraim Guildon (27%), Peter Hajas (27%), Mark Lyons (6.5%) and Merrill Ferguson (6.5%). Arbitrade Holdings LLC is the sole member of Arbitrade LLC and the sole member of Deephaven Investment Advisors LLC.

19.      Deephaven Opportunity Trading Fund LP
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Deephaven Opportunity Trading Fund LP is a limited partnership organized under the laws of the British Virgin Islands. Its general partner is Deephaven Investment Advisors LLC.

20.      Deephaven Investment Advisors LLC
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Deephaven Investment Advisors LLC is a Delaware limited liability company. It is the general partner of Deephaven Opportunity Trading Fund LP. Its sole member is Arbitrade Holdings LLC.

21.      Irvin Kessler
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Mr. Kessler is self-employed and is an investor.

22.      Efraim Guildon
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Mr. Guildon is self-employed and is an investor.

23.      Peter Hajas
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Mr. Hajas is self-employed and is an investor.

24.      Mark Lyons
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Mr. Lyons is self-employed and is an investor.

25.      Merrill Ferguson
         1712 Hopkins Crossroads
         Minnetonka, MN 55305
         Mr. Ferguson is self-employed and is an investor.

         None of the above-referenced Holders has, during the past five years, been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have any of the Holders been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction where, as a result of such proceeding, any of the Holders became subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The shares of Common Stock of the Issuer were purchased by each Holder from available cash resources or working capital.

ITEM 4.  PURPOSE OF TRANSACTION.

         See Item 3. The Holders have acquired the Common Stock of the Issuer for investment purposes. The Holders may acquire additional shares of Common Stock of the Issuer and specifically reserve the right to sell all or any portion of the Common Stock if they deem it to be in their best interest. The Holders intend to explore opportunities to enhance shareholder value and to that end intend to explore the retention of an investment banking firm. While the Holders do not have any plans or proposals respecting extraordinary corporate transactions effecting the Issuer, the sale of its assets, changes in its management, capitalization, dividend policy, business or corporate structure, charter or bylaws or the listing of the issuer securities or similar actions, they intend to consider all possibilities of enhancing shareholder value, including but not limited to possible sale of the Issuer, acquisition of the Issuer or acquisition of a controlling interest in the Issuer. The Holders, through Mr. Kozberg and Mr. Hendry, intend to actively monitor the management and business of the Issuer and specifically reserve the right to communicate with management and other shareholders of the Issuer regarding matters of common concern, including consideration of transactions such as those outlined above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Information with respect to the aggregate number, and percentage, of all outstanding Common Stock beneficially owned as of January 13, 1999 by each of the Holders is set forth below:

                                            Number of Shares             Percentage of
                  Name                      of Common Stock            Outstanding Shares
                  ----                      ---------------            ------------------
         Marc H. Kozberg*                           270,000                      1.1%
         Bruce E. Hendry                          1,060,700                      4.2%
         Dr. Demetre Nicoloff*                      323,000                      1.3%
         G. James Spinner*                          270,000                      1.1%
         Robert H. Paymar*                          320,000                      1.3%
         Stanley I. Barenbaum*                      200,000                      0.8%
         James A. Potter                             22,000                      0.1%
         Susan N. Potter                              2,500            LESS THAN 0.1%
         Summit Capital
            Appreciation Fund LP                    220,000                      0.9%
         SCA Management
            Partners, L.L.P.*                       220,000                      0.9%
         The Temple Company,
            L.L.P.                                  104,000                      0.4%
         Charmel Limited Partnership                310,000                      1.2%
         Charmel Enterprises, Inc.^                 310,000                      1.2%
         Richard Fitzgerald#                        104,000                      0.4%
         Charles Barry#^                            414,000                      1.6%
         Melanie Barry^                             310,000                      1.2%
         Arbitrade LLC                              279,100                      1.1%
         Arbitrade Holdings LLC+@                   370,600                      1.5%
         Deephaven Opportunity
            Trading Fund LP                          91,500                      0.4%
         Deephaven Investment
            Advisors LLC@                            91,500                      0.4%
         Irvin Kessler+@                            370,600                      1.5%
         Efraim Guildon+@                           370,600                      1.5%
         Peter Hajas+@                              370,600                      1.5%
         Mark Lyons+@                               370,600                      1.5%
         Merrill Ferguson+@                         370,600                      1.5%

* Includes 220,000 shares of Common Stock owned by Summit Capital Appreciation Fund LP.
#  Includes 104,000 shares of Common Stock owned by The Temple Company,
   L.L.P.
^  Includes 310,000 shares of Common Stock owned by Charmel Limited
   Partnership
+  Includes 279,100 shares of Common Stock owned by Arbitrade LLC
@ Includes 91,500 shares of Common Stock owned by Deephaven Opportunity Trading Fund LP

         The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference. Cover pages have been included in this filing only to the extent a Holder's beneficial ownership in the securities of the Issuer has changed since the most recent filing of a
Schedule 13D amendment to which this statement is an amendment.

         According to the Issuer's most recent Form 10-Q filing with the SEC, the Issuer has 25,432,233 shares of Common Stock outstanding. The Holders, as of February 10, 1999, collectively own 2,390,300 shares of the Issuer's Common Stock, constituting approximately 9.4% of all of the outstanding voting Common Stock. Transactions by the Holders in Common Stock of the Issuer not previously reported by the Holders in a Schedule 13D filing relating to the securities of the Issuer are as follows:

                                                          Type of            Number of            Price/
    Name                           Date                 Transaction           Shares              Share
    ----                           ----                 -----------           ------              -----
Deephaven LP*                     11/27/98                   Buy                100,000           4.2500
Deephaven LP                      01/04/99                  Sell                (8,500)           5.7500
Marc H. Kozberg                   01/18/99                   Buy                  4,300           4.6250
Demetre Nicoloff                  01/22/99                   Buy                 28,000           5.0000
Marc H. Kozberg                   01/27/99                   Buy                  5,000           5.0000
Bruce Hendry                      01/28/99                   Buy                 40,000           5.0000
Bruce Hendry                      01/29/99                   Buy                 20,000           5.0000
Marc H. Kozberg                   01/29/99                   Buy                 30,700           4.8950
Demetre Nicoloff                  01/29/99                   Buy                  3,400           4.8750
SCAP, LP^                         01/29/99                   Buy                 20,000           4.8750
Demetre Nicoloff                  02/01/99                   Buy                  1,600           4.7500
Arbitrade LLC                     02/02/99                   Buy                 25,000           4.8750
Arbitrade LLC                     02/05/99                   Buy                 13,000           4.8750
Arbitrade LLC                     02/08/99                   Buy                  4,000           4.8750
Arbitrade LLC                     02/09/99                   Buy                227,100           4.8744
Arbitrade LLC                     02/10/99                   Buy                 10,000           4.8750

TOTAL PURCHASES                     532,100
TOTAL SALES                         (8,500)
NET                                 523,600

*  Deephaven Opportunity Trading Fund LP
^  Summit Capital Appreciation Fund, LP

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit A -- Agreement as to joint filing pursuant to Regulation
Section 240.13d-1(f)(1)(iii).

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999
                                       /s/ Bruce E. Hendry
                                       ---------------------------------------
                                       Bruce E. Hendry


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999


                                       /s/ Demetre Nicoloff
                                       ---------------------------------------
                                       Dr. Demetre Nicoloff

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999


                                       /s/ G. James Spinner
                                       ---------------------------------------
                                       G. James Spinner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Robert H. Paymar
                                       ---------------------------------------
                                       Robert H. Paymar

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Stanley I. Barenbaum
                                       ---------------------------------------
                                       Stanley I. Barenbaum

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ James A. Potter
                                       ---------------------------------------
                                       James A. Potter

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Susan N. Potter
                                       ---------------------------------------
                                       Susan N. Potter

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999
                                       SUMMIT CAPITAL APPRECIATION
                                       FUND LP

                                       By: SCA Management Partners L.L.P.


                                       By: /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg, a partner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999
                                       SCA MANAGEMENT PARTNERS, L.L.P.


                                       By: /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg, a partner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       THE TEMPLE COMPANY, L.L.P.

                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, a partner

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       CHARMEL LIMITED PARTNERSHIP

                                       By: Charmel Enterprises, Inc.


                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, President

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       CHARMEL ENTERPRISES, INC.

                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, President

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Richard Fitzgerald
                                       ---------------------------------------
                                       Richard Fitzgerald

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Melanie Barry
                                       ---------------------------------------
                                       Melanie Barry

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       ARBITRADE LLC

                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       ARBITRADE HOLDINGS LLC

                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       DEEPHAVEN OPPORTUNITY TRADING
                                         FUND LP

                                       By:  Deephaven Investment Advisors LLC
                                              Its General Partner

                                       By:      /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       DEEPHAVEN INVESTMENT
                                         ADVISORS LLC

                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Irvin Kessler
                                       ---------------------------------------
                                       Irvin Kessler

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Efraim Guildon
                                       ---------------------------------------
                                       Efraim Guildon

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Peter Hajas
                                       ---------------------------------------
                                       Peter Hajas

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Mark Lyons
                                       ---------------------------------------
                                       Mark Lyons

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 15, 1999

                                       /s/ Merrill Ferguson
                                       ---------------------------------------
                                       Merrill Ferguson

                                    EXHIBIT A

                          AGREEMENT AS TO JOINT FILING


         Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D relating to Cone Mills Corporation is being filed on behalf of each of the undersigned.


                                       /s/ Bruce E. Hendry
                                       ---------------------------------------
                                       Bruce E. Hendry


                                       /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg


                                       /s/ Demtre Nicoloff
                                       ---------------------------------------
                                       Dr. Demetre Nicoloff


                                       /s/ G. James Spinner
                                       ---------------------------------------
                                       G. James Spinner


                                       /s/ Robert H. Paymar
                                       ---------------------------------------
                                       Robert H. Paymar


                                       /s/ Stanley I. Barenbaum
                                       ---------------------------------------
                                       Stanley I. Barenbaum


                                       /s/ James A. Potter
                                       ---------------------------------------
                                       James A. Potter


                                       /s/ Susan N. Potter
                                       ---------------------------------------
                                       Susan N. Potter


                                       SUMMIT CAPITAL APPRECIATION
                                         FUND LP

                                       By: SCA Management Partners L.L.P.


                                       By: /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg, a partner


                                       SCA MANAGEMENT PARTNERS, L.L.P.

                                       By: /s/ Marc H. Kozberg
                                       ---------------------------------------
                                       Marc H. Kozberg, a partner

                                       THE TEMPLE COMPANY, L.L.P.

                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, a partner

                                       CHARMEL LIMITED PARTNERSHIP

                                       By: Charmel Enterprises, Inc.


                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, President

                                       CHARMEL ENTERPRISES, INC.


                                       By: /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry, President


                                       /s/ Richard Fitzgerald
                                       ---------------------------------------
                                       Richard Fitzgerald


                                       /s/ Charles Barry
                                       ---------------------------------------
                                       Charles Barry


                                       /s/ Melanie Barry
                                       ---------------------------------------
                                       Melanie Barry

                                       ARBITRADE LLC

                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer


                                       ARBITRADE HOLDINGS LLC

                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer


                                       DEEPHAVEN OPPORTUNITY TRADING
                                         FUND LP

                                       By:  Deephaven Investment Advisors LLC
                                            Its General Partner


                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer


                                       DEEPHAVEN INVESTMENT
                                         ADVISORS LLC


                                       By: /s/ Gary Sobczak
                                       ---------------------------------------
                                       Gary Sobczak
                                       Chief Financial Officer


                                       /s/ Irvin Kessler
                                       ---------------------------------------
                                       Irvin Kessler


                                       /s/ Efraim Guildon
                                       ---------------------------------------
                                       Efraim Guildon


                                       /s/ Peter Hajas
                                        ---------------------------------------
                                       Peter Hajas


                                       /s/ Mark Lyons
                                       ---------------------------------------
                                       Mark Lyons


                                       /s/ Merrill Ferguson
                                       ---------------------------------------
                                       Merrill Ferguson